--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                    Proxy Statement Pursuant To Section 14(a)
                     Of the Securities Exchange Act Of 1934



|x|      Filed by the Registrant
|_|      Filed by a Party other than the Registrant

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|x|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 PST VANS, INC.
   ---------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

   ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment  of Filing Fee (Check the appropriate box):

|x|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:
        2)     Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on
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|_|     Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:
        2)       Form, Schedule or Registration Statement No.:
        3)       Filing Party:
        4)       Date Filed:

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         -------------------------------

                          To Be Held December 19, 1997


                                 PST VANS, INC.

To the Shareholders of
PST Vans, Inc.:

         The Annual Meeting of Shareholders of PST Vans, Inc. (the "Company") will be held at the Little America Hotel in theUintah Room, 500 South Main Street, Salt Lake City, Utah, on Friday, December 19, 1997, at 10:00 a.m. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

         (1)      To elect one member of the Board of Directors.

         (2)      To  ratify  the   appointment   of  Arthur   Andersen  LLP  as
                  independent public accountants for the year ending December 31, 1997.

         (3) Such other matters as may properly come before the meeting.

         The Board of Directors has fixed the close of business on November 13, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.


                                             BY ORDER OF THE BOARD OF DIRECTORS




                                             Neil R. Vos
DATED: November 17, 1997                     Secretary


                                    IMPORTANT

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

                                 PST VANS, INC.
                              1901 West 2100 South
                           Salt Lake City, Utah 84119

                              ---------------------

                                 PROXY STATEMENT
                              ---------------------


                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                December 19, 1997


                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of PST Vans, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held Friday, December 19, 1997, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual
Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about November l9, 1997.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                     VOTING

         The Board of Directors has fixed the close of business on November 13, 1997 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 4,239,945 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of the one director nominee; FOR the ratification of the appointment by the Board of Directors of Arthur Andersen LLP, to be the independent public accountants of the Company for the year ending December 31, 1997; and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as represented for the purpose of determining the presence or the absence of a quorum. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date. In the election of the director, shareholders will not be allowed to cumulate their votes. The one (1) nominee receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The ratification of the selection of an independent public accountant and any other matter presented for approval by the shareholders will be approved, in accordance with Utah law, if the votes cast in favor of a matter exceed the votes cast opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of these matters.


                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

         The Board of Directors consists of five (5) directors, divided into three classes serving staggered three-year terms. One director will be elected at the Annual Meeting to serve a term of three years, or until a successor has been duly elected and qualified. Shareholders do not have cumulative voting rights in the election of directors (each shareholder is entitled to vote one vote for each share held for each director). Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election as a director of the person identified as a nominee for director below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be designated by the Board of Directors. The Board has no reason to believe that any nominee herein named will be unable or unwilling to serve.

Nominees for Election as Directors and Directors

         The following sets forth information about each nominee for election as a director and information about each other person presently serving as a director:

         Nominee.

         JAMES E. OTTO, 63, was appointed as a director of the Company in October 1997 to fill a vacancy exising on the Board of Directors. From 1960 to 1982, Mr. Otto was President and Chief Executive Officer of Casual Living, Inc., a chain of nursing homes which he owned and sold in 1982. Mr. Otto has also founded and served as a director for a savings and loan association. Since 1982, Mr Otto has been actively managing his personal investment portfolio.

         Directors.

         KENNETH R. NORTON, 54, has been Chairman of the Board and Chief Executive Officer of the Company since January 1990. His current term as director ends in 1998. Mr. Norton has nearly 30 years of experience in the trucking industry. From 1975 to 1984, Mr. Norton was Chairman and Chief Executive Officer of Western Express, a truckload carrier. Mr. Norton formed Interstate Contract Carrier Corporation and served as its Chairman and Chief Executive Officer until 1975. In 1965, Mr. Norton formed Crete Carrier Corporation and served as its President and Chief Executive Officer until 1971.

         ROBERT D. HILL, 44, has been President and Chief Operating Officer of the Company since August 1991. From 1989 to 1991, Mr. Hill served as President of Cherokee Transportation Inc., a truckload carrier. From 1987 to 1989, Mr. Hill served as Vice President/General Manager of Builders Transport, Inc., a truckload carrier. From 1983 to 1987, Mr. Hill was Vice President of Operations and Vice President of National Accounts, Sales and Marketing of Ryder Systems, a truckload carrier. From 1974 to 1983, Mr. Hill was a Regional Vice President of

Interstate Contract Carrier Corporation, a truckload carrier which was acquired by Ryder Systems in 1983. Mr. Hill has served as a director of the Company since September 1991 and his current term ends in 1999.

         JAMES F. REDFERN, 51, has been a litigation consultant to Sullivan & Cromwell, a law firm, since August 1993. From 1990 to August 1993, Mr. Redfern served as an independent consultant to various banks and corporations. From 1983 to 1990, Mr. Redfern served as Executive Vice President, Senior Credit Officer and Chairman of the Credit Committee at Carteret Savings Bank, F.A. Mr. Redfern has served as a director of the Company since March 1995 and his current term ends in 1999.

         CHARLES A. LYNCH, 68, has been a director of the Company since March 1995, and his current term as director ends in 1998. Mr. Lynch has been the Chairman of Fresh Choice, Inc., a casual, upscale restaurant chain, since March 1995. From 1989 to March, 1995, Mr. Lynch served as the Chairman of Market Value Partners Company, a company that invests equity and management into underperforming and emerging businesses. Mr. Lynch has also previously served as Chairman and Chief Executive Officer of DHL Airways, Inc., an express courier, and as a director of Southern Pacific Transportation Company, Greyhound Lines, Inc. and Consolidated Freightways. Mr. Lynch is currently a director of Nordstrom, Inc., Pacific Mutual Life Insurance Company and Fresh Choice, Inc.

         Meetings and Committees. During the year ended December 31, 1996 ("1996"), the Board of Directors held seven meetings. All members attended 100% of the board meetings. The Board of Directors has a Compensation Committee that administer's the Company's Incentive Plan and establishes and approves the compensation of the Company's officers. The members of the Compensation Committee are Charles A. Lynch and James F. Redfern. The Compensation Committee met one time during 1996. The Board has an Audit Committee that reviews the auditor reports and recommendations and interviews and makes recommendations to the Board for the selection of the Company's independent auditors. The members of the Audit Committee are Charles A. Lynch and James F. Redfern. The Audit Committee met two times during 1996. The Company does not have a Nominating Committee. Committee meetings were attended by all members of the respective committees in 1996.


                               EXECUTIVE OFFICERS

         Information regarding the two of the executive officers of the Company, Kenneth R. Norton and Robert D. Hill, is furnished above. The following sets forth information about the other executive officer:

         NEIL R. VOS, 52, has been Chief Financial Officer of the Company since December, 1996, having peviously served as Vice President of Fuel and Maintenance from September 1995. From 1993 to 1995, Mr. Vos served as an accounting manager for a large federal govenment agency. From 1989 to 1997, Mr. Vos operated his own accounting firm. From 1986 to 1989, Mr. Vos served as Executive Vice President and Chief Operating Officer of Monchec, Inc. a company operating a chain of retail financial services outlets. From 1978 to 1986, Mr. Vos served as Chief Financial Officer for Intermountain Laboratories, Inc., a publicly-owned clinical laboratory company. Mr. Vos is a certified public accountant.

Compensation of Executive Officers

         The following table provides certain summary information concerning the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other executive officers whose salary and bonu exceeded $100,000 (collectively, the "Named Executive Officers") for the years ended December 31, 1996 , 1995 and 1994.




                                                              Annual Compensation              Long Term Compensation
                                                        ------------------------------      ----------------------------
                                                                                              Options        All Other
           Name and Position                 Year         Salary           Bonus(1)           Granted       Compensation
----------------------------------------    -------     -----------     --------------      ------------     -----------

Kenneth R. Norton.......................     1996       $   281,500     $          0                 0                0
  Chairman and Chief Executive               1995           280,400           24,375                 0                0
    Officer                                  1994           256,730          158,750                 0              872

Robert D. Hill..........................     1996           206,050           29,615                 0                0
  President and Chief Operating              1995           204,231           24,375            67,500(2)             0
    Officer                                  1994          154,855           158,750                 0              872

---------------------------

(1) The Company maintains an incentive bonus program for its executive officers. Under this program, executive officers earn quarterly bonuses based on the operating performance of the Company.

(2) Includes 42,500 Options granted March 7, 1995 and repriced on October 30, 1995. See "Repricing of Options."

Option Grants in Last Fiscal Year

         The Company did not grant any stock options or stock appreciation rights to the Named Executive Officers during the year ended December 31, 1996.


Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

         The following table sets forth information with respect to the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on December 31, 1996. No options were exercised by the Named Executive Officers during the year ended December 31, 1996.


                                                                                         Value of Unexercised
                                                        Number of Unexercise            In-the-Money Options at
                                                        Options at FY-End(#)d                 FY-End($)(2)
                                                       -----------------------         -------------------------
                                                          Exercisable(1)/                     Exercisable/
                     Name                                  Unexercisable                     Unexercisable
                                                       -----------------------         -------------------------
Kenneth R. Norton.............................                   0/0                             ---/---
Robert D. Hill................................              13,500/54,000                         $0/$0

---------------------------

(1) Includes options exercisable within 60 days of the end of the Company's fiscal year.

(2) Calculated based on the difference between the exercise price and the price of a share of the Company's Common Stock on December 31, 1996. The closing sale price of the Common Stock of the Company on December 31, 1996 was $2.75 as reported on the NASDAQ Stock Market.

Change in Control Agreements

         The Company has entered into an agreement with Robert D. Hill, the Company's President and Chief Operating Officer, which provides that the Company will pay Mr. Hill a severance payment equal to his current annual base salary plus the amount of bonus paid to him in the previous year if Mr. Hill's employment terminates following a change in control of the Company.

Director's Compensation

         Each non-employee member of the Board of Directors receives an annual fee of $25,000, plus $1,000 per Board meeting attended, as compensation for his services. The Compny's Incentive Plan provides for the annual grant of options to non-employee members of the Board of Directors of 2,000 options each. No separate compensation is paid for attendance at committee meetings. All directors are also reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee in 1996 were Charles Lynch and James Redfern, two non-employee directors.

                      REPORT OF THE COMPENSATION COMMITTEE

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 7 hereof shall not be deemed to be incorporated by reference into any such filings.

         The Securities and Exchange Commission's ("SEC") rules addressing disclosure of executive compensation in proxy statements require a report from the Compensation Committee addressing, with respect to the most recently completed fiscal year, (a) the Company's policies regarding executive compensation generally, (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer, Kenneth R. Norton, and
(c) any relationship between such compensation and the Company's performance.

         Compensation Committee

         The Compensation Committee, which is currently composed of the Company's two outside directors, is responsible for evaluating and establishing the amount of compensation for each of the Company's executive officers, and is also responsible for administering the Incentive Plan as discussed below. The Compensation Committee evaluates and establishes the compensation of the executive officers based on the policies set forth below, and will continue to review, evaluate and develop the policies governing the Company's compensation program.

         Restrictions on Increase in Compensation Levels

                  Pursuant to the terms of a Revolving Loan Agreement With Letter of Credit Facility dated March 7, 1994 between The Bank of New York and the Company, any increase in the compensation and benefits of executive management requires the approval of The Bank of New York.

         Executive Compensation Policies

         The Company's executive compensation package has historically been based on the following principles:

         o Providing compensation to management personnel which is competitive with the compensation paid by other companies in the trucking industry in order to attract and retain qualified management personnel.

         o Linking a portion of executive compensation with the Company's financial performance so that a portion of the executive officers' compensation is at risk, based on the financial performance of the Company; and

         o Providing executive officers with an opportunity to own the Company's Common Stock so that its executives will have a personal interest in the increase in share value and, as a result, have common interests with the Company's shareholders.

         Because of a shortage of qualified management personnel in the trucking industry, the Board of Directors and the Compensation Committee believes it is important for the Company to provide a competitive compensation package to its executive officers and key employees in order to enable the Company to attract and retain qualified management personnel. The Board of Directors and the Compensation Committee, however, also believe that a significant portion of the total compensation package should be tied to the financial performance of the Company and the achievement of pre-established performance goals.

         Accordingly, the Company's executive compensation package in 1996 consisted of both cash compensation in the form of salary and cash bonuses, and equity compensation in the form of stock options.



         Salaries and Executive Incentive Program.

                  The Compensation Committee has historically established and adjusted base salaries based on its review of industry surveys of salaries and compensation in the trucking industry. The Compensation Committee has attempted to provide base salaries to its executive officers which are competitive with the base salaries offered by other companies in the trucking industry in order to attract and retain qualified management personnel. The base salary levels are also established and adjusted based on a subjective review of factors such as: competitive trends, the overall financial performance of the Company, and the individual performance of the executives.

                  The Compensation Committee has also adopted an Executive Incentive Program for the Named Executive Officers which links a portion of the Named Executive Officers' compensation with the financial performance of the Company. In 1996, the Executive Incentive Program provided for pre-determined quarterly bonuses based on the Company meeting certain financial performance levels (as measured by income before taxes, as a percentage of revenues) during each quarter.

         Stock Plans.

         The Incentive Plan provides for a variety of awards intended to provide executive officers and key employees with an equity interest in the Company and to link the interests of executive officers and key employees with the interests of the shareholders of the Company. The Incentive Plan provides for the grant of options ("Options") to purchase shares of Common Stock and corresponding stock appreciation rights ("SARS"), restricted shares of Common Stock ("Restricted Shares") and stock units ("Stock Units") commonly referred to as "phantom stock" (Options, Restricted Shares, Stock Units and SARS are collectively referred to as "Awards"). Awards under the Incentive Plan are granted by the Compensation Committee. The maximum number of shares of Common Stock available for issuance as Awards under the Incentive Plan is currently 370,000. Directors, managers, key employees and others who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Compensation Committee, would benefit the Company, are eligible to receive Awards under the Incentive Plan.

         The Compensation Committee has complete authority to determine the persons to whom and the time or times at which grants of Awards will be made and whether such Awards will be Options, SARS, Restricted Shares or Stock Units. The Company did not grant any Options, Restricted Shares, SARS or Stock Units in 1996.

         The Company's executive officers are also eligible to participate in the Company's Employee Stock Purchase Plan.

         Chief Executive Officer Compensation for Fiscal Year 1996.

         The Compensation Committee elected to maintain the same salary and the same level of bonus awards that could be earned by Kenneth R. Norton under the Executive Incentive Program in 1996 as were in place in 1995. Based on the financial performance of the Company in 1996, (as measured by income before taxes as a percentage of revenues) Kenneth R. Norton's bonus in 1996 was $0 compared to $24,375 in 1995.
         The Compensation  Committee  elected not to grant any Awards to Kenneth
R. Norton in 1996 because of his current level of ownership of the Common Stock of the Company.



                                         THE BOARD OF DIRECTORS

                                            Charles A. Lynch
                                            James F. Redfern
                                            Kenneth R. Norton
                                            Robert D. Hill
                                            James E. Otto

                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the cumulative shareholder return on the Company's Common Stock during 1995 and 1996 (the Company's Common Stock first began trading on March 7, 1995) against the cumulative total return on the CRSP Index for Nasdaq Stock Market (US Companies) and the CRSP Index for Nasdaq Stocks (SIC 4210-4219 US Companies) (an index composed of NASDAQ companies engaged in trucking and courier services, except air) for the same period. The graph assumes an initial investment of $100 on March 7, 1995 with dividends reinvested over the periods indicated.

                     Comparison of Cumulative Total Returns
                              Performance Graph for
                                 PST Vans, Inc.

         Dollars
[GRAPHIC OMITTED]


























   Symbol           Index Description          03/07/95      06/30/95        12/29/95      06/28/96        12/31/96
   ------           -----------------          --------      --------        --------      --------        --------
    _____     PST Vans, Inc................      100.0          38.0            27.8          25.6            16.5
              CRSP Index for Nasdaq
              Stock Market (US                   100.0         118.1            134.0         151.7           164.8
   - - - -    Companies)...................
              CRSP Index for Nasdaq
  ........    Stocks (SIC 4210-4219).......      100.0          86.6            78.7          89.0            89.6
------------  -----------------------------  ------------  -------------  -------------- -------------  --------------

Notes:
A. The lines represent quarterly index levels derived from compounded daily returns that include all dividends.
B. If the quarterly interval is not a trading day, the preceding trading day is used.
C.      The index level for all series was set to 100.0 on 03/07/95.
D. The indexes are reweighted daily, using the market capitalization on the previous trading day.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, there have been no late filings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of October 31, 1997, information with respect to the Company's Common Stock owned beneficially by each director, by each Named Executive Officer, by all directors and executive officers as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock of the Company. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

                                                                            Amount and Nature of        Percentage of
                Name and Address of Beneficial Owners                       Beneficial Ownership          Class (1)
---------------------------------------------------------------------      -----------------------      --------------
Kenneth R. Norton (2)................................................                 1,446,773(3)          34.1%
   1901 West 2100 South
   Salt Lake City, Utah  84119
The Bank of New York.................................................                      774,000          18.3%
   One Wall Street
   New York, New York  10286
MaLeCo (8)                                                                              254,500(9)           6.0%
   P.O. Box 9039
   Salem, Oregon 97305
Robert D. Hill (2)...................................................                    39,591(4)           *
Charles A. Lynch (2).................................................                     4,134(5)           *
James F. Redfern (2).................................................                     6,334(6)           *
All directors and Executive Officers as a group (5 persons) .........                 1,496,832(7)          34.9%

----------------------

*        Less than 1%.

(1)      Based on total outstanding shares of 4,239,945 as of October 31, 1997.

(2)      Director.

(3) Includes 7,450 shares held as Custodian for Mr. Norton's grandson and 10,000 shares owned by Mr. Norton's spouse.

(4) Includes 27,000 shares issuable upon exercise of presently exercisable options.

(5) Includes 2,000 shares owned by Mr. Lynch's spouse and 1334 shares issuable upon exercise of presently exercisable options..

(6) Includes 1334 shares issuable upon exercise of presently exercisable options.

(7) Includes 29,668 shares issuable upon exercise of presently exercisable options.

(8)      Information was obtained from a Form 13-D dated March 31, 1997.

(9) Shares are held by a general partnership of which C. Marvin May is the managing partner and has sole voting and dispositive power.


Related Party Transactions

         The information set forth herein briefly describes transactions between the Company and certain affiliated parties. The Company believes that the terms of the following transactions are comparable to the terms that could be obtained from an unaffiliated third party for similar transactions.

         In connection with the Company's Plan of Reorganization, the Company entered into a Revolving Loan Agreement (the "Loan Agreement") with The Bank of New York, an 18% shareholder of the Company, on March 7, 1994, pursuant to which The Bank of New York agreed to extend credit to the Company by issuing letters of credit for the account of the Company up to the maximum aggregate principal amount of $8.75 million. As of December 31, 1996, letters of credit totaling $8.75 million were outstanding under the Loan Agreement. Under the terms of the Loan Agreement, the Company must pay a 1% annual fee on the undrawn letters of credit. During 1996, the Company paid approximately $100,765 in fees under the Loan Agreement.



                  PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         Ratification of the appointment by the Board of Directors of the independent public accountants for the Company for the current year ending December 31, 1997 is to be voted upon at the Annual Meeting. The Board of Directors recommends shareholder ratification of the appointment of Arthur
Andersen LLP, whose appointment has been approved, subject to shareholder approval, by the Board of Directors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to answer any questions shareholders may have and will be given the opportunity to make a statement if they desire to do so.

         The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

         The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for 1997.


                                  OTHER MATTERS

Other Business

         The Board of Directors is not aware of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting and discussed above. If other matters should come before the Annual Meeting, however, the proxyholders will vote in accordance with their best judgment.

Proposals of Security Holders for 1998 Annual Meeting

         Shareholders desiring to submit proposals for the Proxy Statement for the 1998 Annual Meeting will be required to submit them to the Company in writing on or before December 31, 1997. Any shareholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Additional Information

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 will be furnished without charge upon receipt of a written request. The exhibits to that Report will also be provided upon request and payment of copying charges. Requests should be directed to the Company Secretary, PST Vans, Inc., 1901 West 2100 South, Salt Lake City, Utah 84119.